Exhibit 10.3

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This Amendment to Change in Control Agreement (this “Amendment”), dated as of May 18, 2021, is made to the Change in Control Agreement (the “Original Agreement”), dated as of June 1, 2019, by and between Parkway Acquisition Corp., a Virginia corporation, and Beth R. Worrell.

The parties to the Original Agreement wish to amend the Original Agreement to extend the term of the Original Agreement to May 31, 2022, subject to earlier termination in accordance with the provisions of the Original Agreement. All capitalized terms not defined herein shall have the meanings set forth in the Original Agreement.

The parties to the Original Agreement, intending to be legally bound, agree to amend the Original Agreement as follows:

1.	Section 4(A) is replaced in its entirety with the following:

“(A) Employee shall not be entitled to any severance benefits under this Agreement if no Change in Control Event occurs on or before May 31, 2022, as the Employer’s obligation to pay severance under this Agreement terminates no later than May 31, 2022 as specified in Section 10 below, unless the Employer extends the term by an amendment to this Agreement. Moreover, to avoid any confusion, Employee will not be entitled to any severance benefits under this Agreement, even if the Employer terminates the Employee without Cause (subject only to the protection provided by Section 4(C) below) or the Employee terminates employment for Good Reason during the term of this Agreement if no Change of Control Event has occurred at the time of termination of employment.”

2.	Section 10 is replaced in its entirety with the following:

“10. Termination of Right to Severance. The Employee’s right to severance benefits under Section 4 of this Agreement shall terminate automatically and the Employer’s obligation to pay severance shall become null and void upon the earlier of (a) May 31, 2022, unless the circumstances described Section 4(C) occur or this Agreement is amended to extend the time period as permitted under Section 19, or (b) the termination of the Employee’s employment for any reason other than a termination that triggers the Employer’s obligation to provide severance benefits under Section 4. Following any such termination of severance rights under this Agreement, Employee shall have no further rights or entitlement to severance benefits under this Agreement, except as provided in Section 4(C). However, while the right to severance benefits shall terminate, the remaining provisions of this Agreement shall survive and shall continue to apply in full force and effect at all times during the remainder of the Employee’s employment with the Employer and thereafter as set forth below.”

3.	Section 19 is replaced in its entirety with the following:

“19. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives. In this regard, the Employer may, in its sole discretion, elect to amend this Agreement to extend (but not reduce) the time period or term within which severance benefits may be due by changing the date from May 31, 2022 to a later date. To be effective, any such change to increase the time period or term in which severance benefits may become payable must be memorialized in writing, approved by the Board of Parkway or its Successor, and signed by President & CEO of the Employer and the Employee.”

4.	In all other respects, the Original Agreement will remain in full force and effect. This Amendment may be executed in any number of counterparts.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to Change in Control Agreement effective as of the date first written above.

PARKWAY ACQUISITION CORP.

By:	/s/ Blake M. Edwards, Jr.
Blake M. Edwards, Jr.
President and Chief Executive Officer

/s/ Beth R. Worrell
Beth R. Worrell

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